Filed Pursuant to Rule 424(b)(3)
Registration No. 333-223995

PROSPECTUS

SECURITY DEVICES INTERNATIONAL INC.

Common Stock

By means of this prospectus, a number of the shareholders and warrant holders of Security Devices International Inc. (“we,” “our,” “us,” “SDI” or the “Company”) are offering to sell up to:

•

35,783,612 shares of the Company’s common stock, par value $0.001 per share (“Unit Shares”) issued in connection with a private placement transaction completed on November 28, 2017 (the “Private Placement”) for the sale of 35,783,612 units (the “Units”) at $0.106 per Unit, for gross proceeds of $3,793,063;

•

17,891,806 shares of the Company’s common stock, par value $0.001 per share (the “Unit Warrant Shares”) issuable upon exercise of the Company’s warrants issued in connection with the Private Placement (the “Unit Warrants”); and

•

572,354 shares of the Company’s common stock, par value $0.001 per share (the “Agent Warrant Shares” and collectively with the Unit Warrant Shares, the “Warrant Shares”) issuable upon exercise of the Company’s warrants issued to J Streicher Capital, LLC, a placement agent (the “Agent”) in connection with the Private Placement (the “Agent Warrants” and collectively with the Unit Warrants, the “Warrants”).

For purposes of this prospectus, the Units Shares and the Warrant Shares are collectively referred to as the “Shares”. Although we will receive proceeds if any of the Warrants are exercised, we will not receive any proceeds from the sale of the Shares by the selling shareholders. Any proceeds received from the exercise of Warrants will be used for general corporate purposes. We will pay for the expenses of this offering which are estimated to be $14,161.

The selling shareholders may sell Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

SDI’s common stock is listed on the OTCQB Venture Market under the symbol “SDEV” and is also listed in Canada on the TSX Venture Exchange (“TSXV”) under the symbol “SDZ.V”. On March 26, 2018, the closing price for our common stock was $0.16 on the OTCQB Venture Market and CAD $0.195 on the TSXV. As of March 28, 2018, SDI had 93,861,054 outstanding shares of common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE “RISK FACTORS” BEGINNING ON PAGE 25 OF OUR ANNUAL REPORT ON FORM 10-K FOR OUR FISCAL YEAR ENDED NOVEMBER 30, 2017 (THE “FISCAL 2017 10-K”), WHICH IS INCORPORATED HEREIN BY REFERENCE.

The date of this prospectus is April 9, 2018.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you should read this entire prospectus carefully, including the documents incorporated by reference in this prospectus before making an investment decision.

Our Company

SDI is a Delaware corporation incorporated on March 1, 2005. The Company develops and manufactures innovative, less lethal munitions and equipment that the Company believes are safe, effective and reliable. For a discussion of our business, see Part I, Item 1, “Business” in the Fiscal 2017 10-K, which is incorporated by reference in this prospectus.

Our principal office is located at 107 Audubon Road, Bldg 2, Suite 201, Wakefield, MA 01880. Our telephone number is (978) 868-5011 and our web site is www.securitydii.com. The information contained in, and that which can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

Our common stock is listed on the OTCQB Venture Market under the symbol “SDEV” and is also listed in Canada on the TSXV under the symbol “SDZ.V”. As of March 28, 2018, we had 93,861,054 outstanding shares of common stock. This number excludes 25,170,827 shares that may be issued upon the exercise of outstanding options and warrants, including the Warrant Shares.

We filed the registration statement on Form S-1, of which this prospectus is a part, to fulfill our obligation under the Registration Rights Agreement entered into between the Company and the various purchasers in the Private Placement. We agreed to file the registration statement no later than March 28, 2018 and to use commercially reasonable efforts to cause such registration statement to become effective 150 days following the date the registration statement is filed with the SEC, and to keep such registration statement effective for a period of one year or for such shorter period ending on the earlier to occur of (i) the date as of which all of the selling shareholders may sell all of the securities registered under this registration statement without restriction pursuant to Rule 144 under the Securities Act (or any successor rule thereto) or (ii) the date when all of the securities registered hereunder shall have been sold.

The Offering

By means of this prospectus a number of persons are offering to sell up to:

•

35,783,612 shares of the Company’s common stock, par value $0.001 per share (“Unit Shares”) issued in connection with a private placement transaction completed on November 28, 2017 (the “Private Placement”) for the sale of 35,783,612 units (the “Units”) at $0.106 per Unit, for gross proceeds of $3,793,063;

•

17,891,806 shares of the Company’s common stock, par value $0.001 per share (the “Unit Warrant Shares”) issuable upon exercise of the Company’s warrants issued in connection with the Private Placement (the “Unit Warrants”); and

•

572,354 shares of the Company’s common stock, par value $0.001 per share (the “Agent Warrant Shares” and collectively with the Unit Warrant Shares, the “Warrant Shares”) issuable upon exercise of the Company’s warrants issued to J Streicher Capital, LLC, a placement agent (the “Agent”) in connection with the Private Placement (the “Agent Warrants” and collectively with the Unit Warrants, the “Warrants”).

For purposes of this prospectus, the Unit Shares and the Warrant Shares are collectively referred to as the “Shares”. Although we will receive proceeds if any of the Warrants are exercised, we will not receive any proceeds from the sale of the Shares by the selling shareholders. Any proceeds received from the exercise of Warrants will be used for general corporate purposes. We will pay for the expenses of this offering which are estimated to be $14,161.

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include our history of losses and our need for additional capital. For a description of certain important factors that should be considered by prospective investors, see “Risk Factors” beginning on page 25 of the Fiscal 2017 10-K which is incorporated herein by reference.

Additionally, the Company can give no assurance that it will be able to successfully negotiate and execute a definitive agreement relating to the Letter of Intent executed by the Company on April 5, 2018 with an individual for the Company to acquire a portfolio of intellectual property, which Letter of Intent is referenced in the Company’s Current Report on Form 8-K filed with the SEC on April 9, 2018.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items, we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering which is the subject of this prospectus. Information in such future filings updates and supplements the information provided in this prospectus.

•	our Annual Report on Form 10-K for the fiscal year ended November 30, 2017, as amended by Amendment No. 1 on Form 10-K/A; and

•	our Current Reports on Form 8-K filed with the SEC on December 4, 2017, December 22, 2017, March 8, 2018 and April 9, 2018.

The documents incorporated by reference contain important information concerning:

•	our Business;

•	Risk Factors relating to an investment in our securities;

•	our Controls and Procedures;

•	Directors, Executive Officers, Promoters and Control Persons

•	Executive Compensation;

•	Security Ownership of Certain Beneficial Owners and Management and Related Stockholders Matters;

•	our Financial Statements and our Management’s Discussion and Analysis of Financial Condition and Plan of Operation; and

•	our Legal Proceedings.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference above, including exhibits. Requests should be directed to:

Security Devices International Inc.
107 Audubon Road, Bldg 2, Suite 201
Wakefield, MA 01880
(978) 868-5011
dthrasher@securitydii.com

The documents incorporated by reference may be accessed at our website: www.securitydii.com.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference into this prospectus contain or incorporate by reference “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, that may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. Forward-looking statements reflect our good-faith evaluation of information available at the time the forward-looking statements were made. However, such statements are dependent on and, therefore, can be influenced by a number of external variables over which we have little or no control. For a discussion of significant risk factors applicable to us, see Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Plan of Operation”, including the Section captioned “Risk Factors” therein, in the Fiscal 2017 10-K, which is incorporated by reference in this prospectus. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

DILUTION

The Company does not have adequate revenue to fund all of its operational needs and may require additional financing to continue its operations if it is unable to generate substantial revenue growth. There can be no assurance that such financing will be available at all or on favorable terms. Failure to generate substantial revenue growth could result in delay or indefinite postponement of the Company’s deployment of its products, and may result in the Company looking to obtain such additional financing, resulting in possible dilution. Any such financing will dilute the ownership interest of the Company’s shareholders at the time of the financing, and may dilute the value of their shareholdings.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 200,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for the selling shareholders by Hinckley, Allen & Snyder LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K have been audited by UHY McGovern Hurley LLP (with respect to the Company’s fiscal year ended November 30, 2017) and Schwartz Levitsky Feldman LLP (with respect to the Company’s fiscal year ended November 30, 2016), each an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

SELLING SHAREHOLDERS

The persons listed in the following table plan to offer the Shares shown opposite their respective names by means of this prospectus. The owners of the Shares are referred to as the “selling shareholders”. The selling shareholders acquired their Shares in the Private Placement, as described below.

We will not receive any proceeds from the sale of the Shares by the selling shareholders. We will pay all costs of registering the Shares offered by the selling shareholders. These costs, based upon the time related to preparing this section of the prospectus, are estimated to be $14,161. The selling shareholders will pay all sales commissions and other costs of the sale of the Shares offered by them.

On November 28, 2017, the Company completed a private placement (the “Private Placement”) for the sale of 35,783,612 units (the “Units”) at $0.106 per Unit, for gross proceeds of $3,793,063. Each Unit consists of one (1) share of common stock and one-half (1/2) of one Unit Warrant. Each Unit Warrant is exercisable into one Unit Warrant Share or before November 28, 2022 at an exercise price of $0.18. If the average closing price of the Company’s common stock is over $0.36 per share for a period of 20 consecutive trading days ending after November 28, 2019, the Company may give notice to the registered holders of the Unit Warrants accelerating the expiry date to a date not less than 30 days following the date of such notice.

In connection with the Private Placement, the Company paid J Streicher Capital, LLC, a placement agent (the “Agent”), $60,669 in cash commission and issued to the Agent 572,354 agent warrants (the “Agent Warrants”). Each Agent Warrant is exercisable into one share of common stock on or before November 28, 2022 at an exercise price of $0.15. If the average closing price of the Company’s common stock is over $0.30 per share for a period of 20 consecutive trading days ending after November 28, 2019, the Company may give notice to the registered holders of the Agent Warrants accelerating the expiry date to a date not less than 30 days following the date of such notice.

Name of Investor	Common Stock prior to offering (1)	Warrant Shares (2)	Shares to be sold in this offering	Common Stock ownership after offering (3)	Percentage ownership after offering (4)
Arthur Cohen	6,551,512	1,381,817	4,145,451	3,787,878	3.37%
Joseph Healey	6,551,512	1,381,817	4,145,451	3,787,878	3.37%
Pierre F. Lapeyre Jr.	6,146,550	3,073,275	9,219,825	0	0.00%
Alan and Amy Meltzer Family Foundation	2,048,850	1,024,425	3,073,275	0	0.00%
Alan L. Meltzer 2012 GRAT	4,097,695	2,048,850	6,146,550	0	0.00%
Northeast Industrial Partners, LLC (5)	3,720,334	552,727	1,658,181	2,614,880	2.33%
REF Securities & Co. LP	4,915,909	967,272	2,901,816	2,981,365	2.65%
Doug Lipton and Lucia Smith JTWROS	2,100,454	552,727	1,658,181	995,000	0.89%
Vladimir Kitaygorodsky	902,364	138,182	414,545	626,001	0.56%
Donald A. Levantin (6)	885,312	377,756	1,133,268	129,800	0.12%
Keith Morrison	570,810	190,846	572,537	189,119	0.17%
Ganz 1997 Trust	471,698	235,849	707,547	0	0.00%
Judith L. Ganz Trust UA 04-23-2015	471,698	235,849	707,547	0	0.00%
Fidelity Management Trust Company FBO Paul Jensen (7)	943,396	471,698	1,415,094	0	0.00%
Geoffrey S. Bradshaw- Mack	1,886,792	943,396	2,830,188	0	0.00%
John M. Kern and Susan P. Kern	472,000	236,000	708,000	0	0.00%
Douglas L. Newhouse	943,396	471,698	1,415,094	0	0.00%
Colin J. Markley and Nancy S. Markley Family Trust DTD 12/14/93	2,358,490	1,179,245	3,537,736	0	0.00%
Natgun Partners	943,396	471,698	1,415,094	0	0.00%
Trade Winds Financial, LLC	471,698	235,849	707,547	0	0.00%
Michael H. Glick and Susan Glick	471,698	235,849	707,547	0	0.00%
Keith Abell	235,850	117,925	353,774	0	0.00%
Daniel Aron	471,698	235,849	707,547	0	0.00%
Ethel S. Levantin	235,850	117,925	353,774	0	0.00%
Jeffrey William Benton	235,000	117,500	352,500	0	0.00%
LegendCap Opportunity Fund LLC	330,000	165,000	495,000	0	0.00%
David S. Nagelberg 2003 Revocable Trust	471,000	235,500	706,500	0	0.00%
Matthew Hayden	235,850	117,925	353,774	0	0.00%
Jeff Kobylarz	283,020	141,510	424,529	0	0.00%

Name of Investor	Shares Owned prior to offering (1)	Warrants Issued (2)	Shares to be sold in this offering	Share ownership after offering (3)	Percentage ownership after offering (4)
Intracoastal Capital, LLC	471,698	235,849	707,547	0	0.00%
J Streicher Capital, LLC	0	572,354	572,354	0	0.00%

(1)	Includes Shares of Common Stock issuable under warrants and options exercisable within 60 days excluding Warrents issued in the Private Placement.
(2)	Includes only Shares of Common Stock issuable under Warrents issued in the Private Placement.
(3)	Assumes full exercise of Warrants.
(4)	Based on 93,861,054 outstanding shares of common stock as of March 28, 2018 and assumes sale of all Shares offered by this prospectus.
(5)	Bryan Ganz, the Chairman of the Board of the Company, owns and controls Northeast Industrial Partners, LLC.
(6)	Donald A. Levantin serves as a director on the Company’s Board. Includes Shares of Common Stock issuable under 99,667 options held by Donald A. Levantin.
(7)	Paul Jensen is the President and Chief Operating Officer of the Company.

The controlling persons of the non-individual selling shareholders are:

Name of Shareholder	Controlling Person

Alan and Amy Meltzer Family Foundation	Alan and Amy Meltzer
Alan L. Meltzer 2012 GRAT	Alan Meltzer
Northeast Industrial Partners, LLC	Bryan Ganz
REF Securities & Co. LP	Rodd Friedman
Judith L. Ganz Trust UA 04-23-2015	Judith Ganz
LegendCap Opportunity Fund LLC	Evan Greenberg
Intracoastal Capital, LLC	Keith Goodman
Natgun Partners	Charles E. Crowley
Trade Winds Financial, LLC	John C. Howe
Doug Lipton and Lucia Smith JTWROS	Doug Lipton and Lucia Smith
Ganz 1997 Trust	Neil Ganz
Colin J. Markley and Nancy S. Markley Family Trust DTD	Colin Markley
12/14/93
David S. Nagelberg 2003 Revocable Trust	David Nagelberg
Fidelity Management Trust Company FBO Paul Jensen	Paul Jensen

Donald Levantin and Bryan Ganz are each one of our directors. Bryan Ganz is (i) related to Neil Ganz (the Controlling Person of the Ganz 1997 Trust), (ii) related to Judith Ganz (the Controlling Person of the Judith L. Ganz Trust UA 04-23-2015), and (iii) owns and controls Northeast Industrial Partners, LLC. Donald Levantin is related to Ethel Levantin. Paul Jensen is one of our officers. With the exception of the foregoing individuals, no selling shareholder has, or had, any material relationship with us or our officers or directors.

Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities reported herein that are held by Intracoastal.

To our knowledge, no selling shareholder except Doug Lipton, Rod Friedman and the Agent is affiliated with a securities broker.

PLAN OF DISTRIBUTION

The selling shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the Shares offered by this prospectus from time to time on the TSXV, the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

In completing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither we nor the selling shareholders can presently estimate the amount of such compensation.

The selling shareholders and any broker-dealers who act in connection with the sale of their securities may be deemed to be “underwriters” within the meaning of §2(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholder enters into an agreement to sell his or her securities to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

The selling shareholders may also sell their shares pursuant to Rule 144 under the Securities Act.

We agreed to file the registration statement no later than March 28, 2018 and to use commercially reasonable efforts to cause such registration statement to become effective 150 days following the date the registration statement is filed with the SEC, and to keep such registration statement effective for a period of one year or for such shorter period ending on the earlier to occur of (i) the date as of which all of the selling shareholders may sell all of the securities registered under this registration statement without restriction pursuant to Rule 144 under the Securities Act (or any successor rule thereto) or (ii) the date when all of the securities registered hereunder shall have been sold.

We have advised the selling shareholders that they, and any securities broker-dealers or others who sell the Shares on behalf of the selling shareholders, may be deemed to be statutory underwriters and will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a “distribution” of the securities owned by the selling shareholder, the selling shareholder, any “affiliated purchasers”, and any broker-dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934, as amended (“1934 Act”) until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase securities of the same class as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the Shares in connection with this offering.

AVAILABLE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement which may be read and copied at the Commission’s Public Reference Room.

We are subject to the requirements of the l934 Act and are required to file reports and other information with the SEC. Copies of any such reports and other information (which includes our financial statements) filed by us can be read and copied at the SEC’s Public Reference Room.

The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Public Reference Room is located at 100 F. Street, N.E., Washington, D.C. 20549.

Our Registration Statement and all reports and other information we file with the SEC are available at www.sec.gov, the website of the SEC.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.